UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

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Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Presto Automation Inc.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 16, 2024

June 27, 2024

Following the filing of its definitive proxy statement on Schedule 14A (the “Proxy Statement”) for the special meeting of stockholders to be held on July 16, 2024 (the “Special Meeting”) with the Securities and Exchange Commission on June 20, 2024, Presto Automation Inc. (the “Company”) discovered a typographical error in the record date for the Special Meeting listed in the Notice of Special Meeting of Stockholders (the “Notice”). Accordingly, the Company is hereby amending the Proxy Statement solely in order to correct the record date listed in the Notice from “July 14, 2024” to “June 14, 2024.” There are no other revisions to the Proxy Statement.

The Notice set forth as the initial page of the Proxy Statement is hereby amended in its entirety to read as set forth on Annex I hereto to reflect the correction described above.

Annex I

NOTICE OF Special MEETING OF STOCKHOLDERS
To Be Held July 16, 2024

To Our Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the Special Meeting of Stockholders of Presto Automation Inc. (the “Special Meeting”) to be held on July 16, 2024 at 10:00 a.m. Pacific Time. The Special Meeting will be a completely virtual meeting, conducted via live audio webcast, with no physical in-person meeting. You will be able to attend the Special Meeting online, vote your shares electronically and submit your questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/PRST2024SM2 and entering the control number found on your proxy card, voting instruction form or notice you previously received.

At the Special Meeting, you will be asked to:

1.      approve an amendment to the Second Amended and Restated Certificate of Incorporation of the Company, as amended, to effect a reverse stock split of all of the issued and outstanding shares of our common stock, par value $0.0001 per share (“Common Stock”), at a ratio in the range of 1-for-25 to 1-for-100, with the exact ratio of, effective time of and decision to implement the reverse stock split to be determined at by the Board of Directors in its sole discretion (the “Reverse Stock Split Proposal”);

2.      approve the issuance of shares of Common Stock in an amount in excess of 20.0% of the Company’s outstanding Common Stock before the issuance of such shares, as required by and in accordance with Nasdaq Listing Rule 5635(d), which in the case of the issuance of shares to Presto CA LLC (“Presto CA”) set forth in subparagraph (i) will also result in an issuance of shares that may be deemed a change of control under Nasdaq Listing Rule 5635(b), pursuant to the terms of (i) that certain Securities Purchase Agreement, dated October 10, 2023, by and between the Company and Presto CA, an entity affiliated with Cleveland Avenue LLC (“Cleveland Avenue”), upon the operation of anti-dilution provisions contained therein and (ii) those certain Warrants to Purchase Common Stock, dated October 16, 2023, by and between the Company and each of Metropolitan Levered Partners Fund VII, LP, Metropolitan Partners Fund VII, LP, Metropolitan Offshore Partners Fund VII, LP and CEOF Holdings LP (collectively, the “Lenders”), upon the operation of anti-dilution provisions contained therein (the “October Issuance Proposal”). Cleveland Avenue is a significant stockholder of the Company, and Keith Kravcik, a director of the Company, is the Chief Investment Officer of all of Cleveland Avenue’s various Investment Funds, including the funds invested in the Company. Presto CA is a lender under a secured promissory note, dated as of March 21, 2024, in principal amount of $4 million. The Lenders are lenders under that certain Credit Agreement dated as of September 21, 2022, as amended to date, by and among the Company, the Lenders and the other parties thereto;

3.      approve the issuance of shares of Common Stock in an amount in excess of 20.0% of the Company’s outstanding Common Stock before the issuance of such shares, as required by and in accordance with Nasdaq Listing Rule 5635(d), pursuant to the terms of those certain Common Stock Purchase Agreements, dated November 17, 2023, by and between the Company and the purchasers named therein upon the operation of anti-dilution provisions contained in such agreements (the “November Issuance Proposal”);

4.      approve the potential issuance of shares of Common Stock underlying convertible notes and warrants, in an amount in excess of 20.0% of the Company’s outstanding Common Stock before the issuance of such convertible notes and warrants, as required by and in accordance with Nasdaq Listing Rule 5635(d), pursuant to (i) the terms of those certain Securities Purchase Agreements, dated January 29, 2024, by and between the Company and the purchasers named therein and (ii) the terms of those certain Warrants to Purchase Common Stock, dated January 30, 2024, by and between the Company and the Lenders, each upon the operation of anti-dilution provisions contained therein (the “January Issuance Proposal”);

5.      approve the issuance of shares of Common Stock in an amount in excess of 20.0% of the Company’s outstanding Common Stock before the issuance of such shares, as required by and in accordance with Nasdaq Listing Rule 5635(d), pursuant to the terms of those certain Common Stock Purchase Agreements, dated May 22, 2024, by and between the Company and the purchasers named therein upon the operation of anti-dilution provisions contained in such agreements (the “May Issuance Proposal”);

6.      approve the issuance of shares of Common Stock to Triton Funds, LP (“Triton”), pursuant to that certain Common Stock Purchase Agreement, dated May 28, 2024, by and between the Company and Triton (as amended, the “CSPA”), which shares represent more than 20.0% of the Company’s issued and outstanding Common Stock as of immediately prior to the signing of the CSPA, as required by Nasdaq Listing Rules 5635(d) (the “CSPA Proposal”); and

7.      transact any other business that may properly come before the Special Meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on June 14, 2024 may vote at the Special Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time. During the Special Meeting, any stockholder attending the Special Meeting may access a list of the stockholders entitled to vote at the Special Meeting at www.virtualshareholdermeeting.com/PRST2024SM2 by following the instructions contained in the Proxy Statement.

Your vote is important to us. Whether or not you plan to attend the Special Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

By order of the Board of Directors,
/s/ Edward Scheetz
Edward Scheetz
Chairperson of the Board

June 20, 2024